Exhibit (d)(17)

Schedule A

Funds and Portfolios Covered by Sub-Research Agreement

between

Fidelity Investments Japan Limited

and

Fidelity International Investment Advisors

dated as of September 16, 2004

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	Fidelity High Income Central Investment Portfolio 1	Fixed-Income	09/16/04
Fidelity Central Investment Portfolios LLC	Fidelity Floating Rate Central Investment Portfolio	Fixed-Income	11/18/04

Agreed and Accepted

as of November 18, 2004

Fidelity Invesments Japan Limited		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity International Investment Advisors
By:	/s/Yoshito Hirata		By:	/s/Frank Mutch
Name:	Yoshito Hirata		Name:	Frank Mutch
Title:	Director		Title:	Director